Exhibit 99(a)

Investor Contact:	Kenneth R. Bowling	Media Contact:	Teresa A. Huffman
	Chief Financial Officer		Vice President, Human Resources
	336-881-5630		336-889-5161

CULP ANNOUNCES RESULTS FOR FOURTH QUARTER AND FISCAL 2013

Board of Directors Authorizes a 33 Percent Increase
in the Quarterly Cash Dividend to $0.04 Per Share

HIGH POINT, N.C. (June 12, 2013) ─ Culp, Inc. (NYSE: CFI) today reported financial and operating results for the fourth quarter and fiscal year ended April 28, 2013.

Fiscal 2013 Full Year Highlights

■	Net sales were $268.8 million, up 5.6 percent from fiscal 2012, with mattress fabrics segment sales up 5.8 percent and upholstery fabrics segment sales up 5.4 percent over the prior year.

■	Pre-tax income was $20.3 million, the highest level in 15 years, up 43 percent from $14.2 million in fiscal 2012.

■	Adjusted net income (non-GAAP) was $17.4 million, or $1.40 per diluted share, compared with $11.6 million, or $0.90 per diluted share, for the prior year period.

■
Net income (GAAP) was $18.3 million, or $1.47 per diluted share, compared with net income of $13.3 million, or $1.03 per diluted share, last year.  Net income included a $2.0 million income tax expense, while net income for the previous year included a $902,000 income tax expense.

■	Return on capital was 29 percent, the highest level since the company went public in 1983, compared with 22 percent in fiscal 2012.

■
Free cash flow was $13.1 million, up from $6.6 million in fiscal 2012, after investing $11.0 million in working capital and capital expenditures.  Cash flow from operations was $17.1 million, up from $12.0 million for the prior year.

■	The company returned $12.6 million to shareholders, which equals approximately $1.00 per share, in the form of $7.6 million in cash dividends and $5.0 million in share repurchases.

■
The company’s financial position remained strong with cash and cash equivalents and short term investments of $28.8 million and total debt of $7.2 million as of April 28, 2013, a net cash position of $21.6 million.  This compares to a net cash position of $21.0 million at the end of fiscal 2012.

Fiscal 2013 Fourth Quarter Highlights:

■
Net sales were $70.4 million, down 7.0 percent, with mattress fabric sales down 5.9 percent and upholstery fabric sales down 8.6 percent, compared with an exceptionally strong fourth quarter last year.

■	Pre-tax income was $5.9 million, compared with $5.5 million in the fourth quarter of fiscal 2012.

■
Adjusted net income (non-GAAP) was $5.0 million, or $0.41 per diluted share, for the current quarter, compared with $4.5 million, or $0.35 per diluted share, for the prior year period.  (Adjusted net income is calculated using estimated cash income tax expense.  See the reconciliation to net income on page 7).

■	Net income (GAAP) was $3.7 million, or $0.30 per diluted share, compared with net income of $3.4 million, or $0.27 per diluted share, in the prior year period.

■	The company has increased its quarterly cash dividend by 33 percent from $0.03 to $0.04 per share, commencing in the first quarter of fiscal 2014.

■
The projection for first quarter fiscal 2014 is for overall sales to be in the range of three percent lower to two percent higher, compared with the previous year’s first quarter.  Pre-tax income for the first quarter of fiscal 2014 is expected to be in the range of $4.9 million to $5.6 million.  Pre-tax income for the first quarter of fiscal 2013 was $5.4 million.

■	The company expects fiscal 2014 to be another solid year for free cash flow.

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CFI Announces Results for Fourth Quarter and Fiscal 2013

June 12, 2013

Overview

For the fourth quarter ended April 28, 2013, net sales were $70.4 million, compared with $75.7 million a year ago.  The company reported net income of $3.7 million, or $0.30 per diluted share, for the fourth quarter of fiscal 2013, compared with net income of $3.4 million, or $0.27 per diluted share, for the fourth quarter of fiscal 2012.

Given the volatility in the income tax area during fiscal 2013 and previous years, the company is also reporting adjusted net income (non-GAAP), which is calculated using estimated cash income tax expense for its foreign subsidiaries.  The company currently does not incur cash income tax expense in the U.S., nor does it expect to for a number of years, due to approximately $50.7 million in U.S. net operating loss carryforwards.  For the fourth quarter of fiscal 2013, adjusted net income was $5.0 million, or $0.41 per diluted share, compared with $4.5 million, or $0.35 per diluted share, for the fourth quarter of fiscal 2012.  On a pre-tax basis, the company reported income of $5.9 million compared with pre-tax income of $5.5 million for the fourth quarter of fiscal 2012. (A presentation of adjusted net income and reconciliation to net income is set forth on page 7).

Net sales for fiscal 2013 were $268.8 million, up 5.6 percent, compared with net sales of $254.4 million in fiscal 2012.  Net income for fiscal 2013 was $18.3 million, or $1.47 per diluted share, compared with $13.3 million, or $1.03 per diluted share, in fiscal 2012.  Net income for fiscal 2013 included an income tax expense of 2.0 million, while net income for fiscal 2012 included an income tax expense of $902,000.  Adjusted net income for fiscal 2013 was $17.4 million, or $1.40 per diluted share, compared with $11.6 million, or $0.90 per diluted share, in fiscal 2012.  On a pre-tax basis, the company reported income of $20.3 million for fiscal 2013, compared with pre-tax income of $14.2 million in fiscal 2012.

Commenting on the results, Frank Saxon, president and chief executive officer of Culp, Inc., said, “Rob Culp and I are very pleased to report one of the best years in the company’s history.  Sales were up six percent and pre-tax profits increased 43 percent to $20.3 million, the highest level since 1998.  Both of our businesses performed well.  Notably, we improved our return on capital from 22 percent to 29 percent, the highest level since the company went public in 1983, and generated $13.1 million in free cash flow, up from $6.6 million for the previous year. Looking ahead, we expect another solid year of free cash flow in fiscal 2014.

“We are especially excited about the outstanding progress we are making in product innovation and creativity.  These efforts have made a significant contribution to our sales and profit performance for the year, with an increasing percentage of our sales coming from new product introductions.  We compete in a product and fashion-driven business that is always changing.  As a result, our ability to sustain excellence in creating innovative fabrics season after season is a key driver to our long-term success.

“In addition, with our strong free cash flow, we were also very pleased to have returned $12.6 million to shareholders this past year through dividends and share repurchases.  Today, we also announced a 33 percent increase in our quarterly cash dividend from $0.03 to $0.04 per share, commencing the first quarter of fiscal 2014.  Our consistent financial performance, improved cash flow and strong balance sheet have allowed us to make this decision and we believe this action further demonstrates both our confidence in Culp’s future and our commitment to building shareholder value.  Importantly, we also have the financial strength to pursue our growth strategy and make strategic investments in our businesses in the years ahead,” said Saxon.

Mattress Fabrics Segment

Mattress fabric sales for the fourth quarter were $40.8 million, compared with $43.4 million for the fourth quarter of fiscal 2012.  For the year, mattress fabric sales were $154.0 million, up 5.8 percent compared with $145.5 million in fiscal 2012.

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CFI Announces Results for Fourth Quarter and Fiscal 2013

June 12, 2013

“Our mattress fabrics business had a solid performance in the fourth quarter of fiscal 2013,” said Iv Culp, president of Culp’s mattress fabrics division.  “As expected, our sales for the quarter were lower than the same period last year; however, our results were in line with industry demand, which was exceptionally strong a year ago.  Overall, we demonstrated a very consistent performance throughout the year with improved sales and higher profitability over fiscal 2012.  Notably, fiscal 2013 marked the highest annual sales level for this division in company history.  These results reflect our focus on product innovation and the ability to maximize the efficiencies and flexibility of our manufacturing platform.  We have continued to make strategic investments in our business and enhance our reactive capacity to offer a full complement of the latest technologies, design expertise, production capabilities and exceptional service.

“Our success over the past year reflects our ability to respond to the needs of our customers and changing demand trends,” Culp added.  “The higher-end mattress segment has continued to demonstrate the strongest growth, as consumer trends indicate a greater number of purchases of better bedding with more of a tailored and upholstery-type look. Additionally, we are continually developing high-value products for all segments of the bedding industry, as we are keenly aware of volume opportunities.  Our state-of-the-art manufacturing platform has us well positioned to meet this demand, and our innovative designs have been well received in the marketplace with strong product placements in the fourth quarter with key customers.

“We are also making meaningful progress with respect to our latest business venture, Culp-Lava, which further extends our vertical market reach with the capability to produce and market mattress covers.  We are pleased with the favorable operating synergies and sales contribution to date from our Stokesdale, North Carolina, manufacturing facility, as we have focused on the specialized training and development necessary to establish this new venture.  As we continue to gradually add capacity, we believe Culp is well positioned to capitalize on meeting demand for the fast growing specialty bedding sector of the mattress industry.  We are very excited about the potential growth opportunities for this operation as we continue to enhance Culp’s leadership position in the bedding industry,” Culp concluded.

Upholstery Fabrics Segment

Sales for this segment were $29.6 million for the fourth quarter, compared with sales of $32.3 million in the fourth quarter of fiscal 2012.  As expected, fourth quarter sales and production schedules were affected by the Chinese New Year holiday, which fell entirely in the fourth quarter of fiscal 2013 compared with occurring mostly in the third quarter of fiscal 2012.  For the year, upholstery fabric sales totaled $114.8 million, a 5.4 percent increase compared with $108.9 million in fiscal 2012.  This marks four consecutive years of sales growth.

“We are pleased with the performance of our upholstery fabrics business in fiscal 2013,” noted Saxon.  “The higher annual sales and improved profitability primarily reflect a positive response to our innovative designs and diverse product offering.  We have been especially pleased with the success of our newest product introductions with favorable product placements.  We also benefitted from a less volatile market environment in fiscal 2013 as raw material prices stabilized, and we did not experience the same currency fluctuations as in the previous year.  While the overall economy has still presented some challenges for consumers, the housing market is starting to gain traction, which should have a positive influence on demand for the furniture industry.

“China produced fabrics have continued to be the key driver of our sales and accounted for approximately 90 percent of upholstery fabric sales this year.  With our 100 percent-owned and scalable China platform, we are well positioned to provide our growing global customer base with a wide variety of innovative products along with outstanding quality and delivery performance.  We have significant manufacturing flexibility, creative design capabilities, and a strong commitment to customer service - all important advantages that allow us to more effectively meet the demand of a global marketplace.”

Saxon continued, “We are encouraged with the stable sales level and steady progress with key customers we have made with respect to Culp Europe, especially in the face of a weak European business climate.  In spite of these ongoing challenges, we remain optimistic about the long-term opportunities for Culp Europe.”

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CFI Announces Results for Fourth Quarter and Fiscal 2013

June 12, 2013

Balance Sheet and Free Cash Flow

“Maintaining a strong financial position and generating free cash flow have continued to be top priorities for Culp in fiscal 2013,” added Saxon.  During the year, we achieved $13.1 million in free cash flow, after spending $11.0 million in capital expenditures and working capital.  “As of April 28, 2013, we reported $28.8 million in cash and cash equivalents and short-term investments, compared with $31.0 million at the end of fiscal 2012.  Notably, we were able to maintain this strong cash position after the payment of $7.6 million in dividends, $5.0 million in share repurchases, and $2.8 million in debt payments.  Importantly, over the last two fiscal years, the company has repurchased a total of 1.1 million shares, or 8.5 percent of its outstanding shares, for $10.4 million at an average price of $9.23 per share.  Total debt at the end of fiscal 2013 was $7.2 million, down from $10.0 million at the end of fiscal 2012.  (Total debt includes long-term debt plus current maturities of long-term debt and our line of credit).  Our next scheduled $2.2 million principal payment is due August 2013, with two remaining annual $2.2 million payments due August 2014 and 2015.”

Increase in Quarterly Cash Dividend Payment

The company also announced that its Board of Directors has approved a 33 percent increase in payment of a quarterly cash dividend from $0.03 to $0.04 per share, commencing the first quarter of fiscal 2014.  The dividend will be paid on July 15, 2013, to shareholders of record as of the close of business on July 1, 2013.  Future dividend payments are subject to Board approval and may be adjusted at the Board’s discretion as business needs or market conditions change.

Outlook

Commenting on the outlook for the first quarter of fiscal 2014, Saxon remarked, “We expect to build on the momentum of our performance in fiscal 2013 with a solid first quarter; however, we have a tough year-over-year comparison with an exceptionally strong first quarter of fiscal 2013 due to higher industry demand.

“Overall sales are expected to be in the range of three percent lower to two percent higher, compared with the first quarter of fiscal 2013.

“We expect sales in our mattress fabrics business to be comparable to the same period a year ago.  Operating income and margins in this segment are expected to be flat to slightly lower compared with the same period a year ago.

“In our upholstery fabrics business, we expect sales to be slightly down compared to the previous year’s first quarter results.  We believe the upholstery fabric segment’s operating income and margins will be slightly lower than the same quarter of last year.

“Considering these factors, the company expects to report pre-tax income for the first quarter of fiscal 2014 in the range of $4.9 million to $5.6 million.  Pre-tax income for last year’s first quarter was $5.4 million.

In closing, Saxon remarked, “Throughout fiscal 2013, Culp has continued to build upon our strong competitive position in both businesses and deliver excellent financial results.  Furthermore, we believe we have a proven business model that will allow us to grow our businesses, especially as the economy recovers.  We have continued to meet the changing style demands of our customers with a commitment to product innovation and design creativity, and the support of a scalable global manufacturing platform and strong financial position.  As such, Culp is well positioned for further growth as the housing market continues to show signs of a sustained recovery and consumers gain more confidence.  We are fortunate to have a talented and dedicated team of long-term associates located throughout the world, and we are very excited about the opportunities before us as we look ahead to fiscal 2014 and beyond.”

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CFI Announces Results for Fourth Quarter and Fiscal 2013

June 12, 2013

About the Company

Culp, Inc. is one of the world's largest marketers of mattress fabrics for bedding and upholstery fabrics for furniture.  The company markets a variety of innovative fabrics to its global customer base of leading bedding and furniture companies, including fabrics produced at Culp’s manufacturing facilities and fabrics sourced from other suppliers.  Culp has operations located in the United States, Canada, China and Poland.

This release contains “forward-looking statements” within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995 (Section 27A of the Securities Act of 1933 and Section 27A of the Securities and Exchange Act of 1934).  Such statements are inherently subject to risks and uncertainties.  Further, forward looking statements are intended to speak only as of the date on which they are made, and we disclaim any duty to update such statements.  Forward-looking statements are statements that include projections, expectations or beliefs about future events or results or otherwise are not statements of historical fact.  Such statements are often but not always characterized by qualifying words such as “expect,” “believe,” “estimate,” “plan” and “project” and their derivatives, and include but are not limited to statements about expectations for our future operations, production levels, sales, gross profit margins, operating income, SG&A or other expenses, earnings, cash flow and other performance measures, as well as any statements regarding future economic or industry trends or future developments. Factors that could influence the matters discussed in such statements include the level of housing starts and sales of existing homes, consumer confidence, trends in disposable income, and general economic conditions.  Decreases in these economic indicators could have a negative effect on our business and prospects.  Likewise, increases in interest rates, particularly home mortgage rates, and increases in consumer debt or the general rate of inflation, could affect us adversely. Changes in consumer tastes or preferences toward products not produced by us could erode demand for our products. Changes in the value of the U.S. dollar versus other currencies could affect our financial results because a significant portion of our operations are located outside the United States. Strengthening of the U.S. dollar against other currencies could make our products less competitive on the basis of price in markets outside the United States, and strengthening of currencies in Canada and China can have a negative impact on our sales of products produced in those places. Also, economic and political instability in international areas could affect our operations or sources of goods in those areas, as well as demand for our products in international markets. Further information about these factors, as well as other factors that could affect our future operations or financial results and the matters discussed in forward-looking statements, are included in Item 1A “Risk Factors” section in our Form 10-K filed with the Securities and Exchange Commission on July 12, 2012 for the fiscal year ended April 29, 2012.

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CFI Announces Results for Fourth Quarter and Fiscal 2013

June 12, 2013

CULP, INC.
Condensed Financial Highlights
(Unaudited)

	Three Months Ended		Fiscal Year Ended
	April 28, 2013	April 29, 2012	April 28, 2013	April 29, 2012

Net sales	$70,375,000	$75,711,000	$268,814,000	$254,443,000
Income before income taxes	$5,863,000	$5,494,000	$20,289,000	$14,198,000
Net income	$3,702,000	$3,423,000	$18,317,000	$13,296,000
Net income per share:
Basic	$0.31	$0.27	$1.50	$1.05
Diluted	$0.30	$0.27	$1.47	$1.03

Adjusted net income	$5,030,000	$4,478,000	$17,408,000	$11,571,000
Adjusted net income per share
Basic	$0.42	$0.36	$1.42	$0.91
Diluted	$0.41	$0.35	$1.40	$0.90

Average shares outstanding:
Basic	12,102,000	12,513,000	12,235,000	12,711,000
Diluted	12,323,000	12,695,000	12,450,000	12,866,000

Presentation of Adjusted Net Income and Adjusted Income Taxes (1)

	Three Months Ended		Fiscal Year Ended
	April 28,	April 29,	April 28,	April 29,
	2013	2012	2013	2012
Income before income taxes	$5,863,000	$5,494,000	$20,289,000	$14,198,000
Adjusted income taxes (2)	$833,000	$1,016,000	$2,881,000	$2,627,000
Adjusted net income	$5,030,000	$4,478,000	$17,408,000	$11,571,000

(1)
Culp, Inc. currently does not incur cash income tax expense in the U.S. due to its $50.7 million in net operating loss carryforwards.  Adjusted net income is calculated using only estimated cash income tax expense for the company’s subsidiaries in Canada and China.

(2)
Represents estimated cash income tax expense for the company’s subsidiaries in Canada and China, calculated with a consolidated adjusted effective income tax rate of 14.2% for fiscal 2013 and 18.5% for fiscal 2012.

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CFI Announces Results for Fourth Quarter and Fiscal 2013

June 12, 2013

Consolidated Adjusted Effective Income Tax Rate, Net Income and Earnings Per Share
For the Twelve Months Ended April 28, 2013, and April 29, 2012
(Unaudited)
(Amounts in Thousands)

		TWELVE MONTHS ENDED

		Amounts
		April 28,	April 29,
		2013	2012

Consolidated Effective GAAP Income Tax Rate	(1)	9.7%	6.4%

Reduction of U.S. Valuation Allowance		59.7%	26.1%

Undistributed Earnings from Foreign Subsidiaries		(34.6)%	-

Non-Cash U.S. Income Tax Expense		(19.3)%	(13.8)%

Non-Cash Foreign Income Tax Expense		(1.3)%	(0.2)%

Consolidated Adjusted Effective Income Tax Rate	(2)	14.2%	18.5%

	THREE MONTHS ENDED
	As reported		April 28, 2013	As reported		April 29, 2012
	April 28,		Proforma Net	April 29,		Proforma Net
	2013	Adjustments	of Adjustments	2012	Adjustments	of Adjustments

Income before income taxes	$5,863		$5,863	$5,494		$5,494

Income taxes (3)	2,161	$(1,328)	833	2,071	$(1,055)	1,016
Net income	$3,702	$1,328	$5,030	$3,423	$1,055	$4,478

Net income per share-basic	$0.31	$(0.11)	$0.42	$0.27	$(0.08)	$0.36
Net income per share-diluted	$0.30	$(0.11)	$0.41	$0.27	$(0.08)	$0.35
Average shares outstanding-basic	12,102	12,102	12,102	12,513	12,513	12,513
Average shares outstanding-diluted	12,323	12,323	12,323	12,695	12,695	12,695

	TWELVE MONTHS ENDED
	As reported		April 28, 2013	As reported		April 29, 2012
	April 28,		Proforma Net	April 29,		Proforma Net
	2013	Adjustments	of Adjustments	2012	Adjustments	of Adjustments

Income before income taxes	$20,289		$20,289	$14,198		$14,198

Income taxes (3)	1,972	$909	2,881	902	$1,725	2,627
Net income	$18,317	$(909)	$17,408	$13,296	$(1,725)	$11,571

Net income per share-basic	$1.50	$0.07	$1.42	$1.05	$0.14	$0.91
Net income per share-diluted	$1.47	$0.07	$1.40	$1.03	$0.13	$0.90
Average shares outstanding-basic	12,235	12,235	12,235	12,711	12,711	12,711
Average shares outstanding-diluted	12,450	12,450	12,450	12,866	12,866	12,866

(1)	Calculated by dividing consolidated income tax expense by consolidated income before income taxes.

(2)	Represents estimated cash income tax expense for our subsidiaries located in Canada and China divided by consolidated income before income taxes.

(3)	Proforma taxes calculated using the Consolidated Adjusted Effective Income Tax Rate as reflected above.

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